                       OFFER TO PURCHASE FOR CASH ANY AND
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                       BROOKDALE LIVING COMMUNITIES, INC.
                                       AT
                              $15.25 NET PER SHARE
                                       BY

                       FORTRESS BROOKDALE ACQUISITION LLC

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON TUESDAY, SEPTEMBER 5, 2000, UNLESS THE OFFER IS EXTENDED.

     The offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 26, 2000, by and among Fortress Registered Investment Trust ("Fortress"), Fortress Brookdale Acquisition LLC ("Purchaser"), FBZ Acquisition Corp. ("Acquisition Sub") and Brookdale Living Communities, Inc. (the "Company" or "Brookdale").

     THE BOARD OF DIRECTORS OF THE COMPANY, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF THE COMMITTEE OF INDEPENDENT DIRECTORS OF THE BOARD (A) DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS (OTHER THAN PURCHASER), (B) APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND (C) RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $.01 per share, of the Company (the "Shares" or the "Company Common Stock") should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a manually signed facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares along with the Letter of Transmittal to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in "THE TENDER OFFER -- Section 3. Procedures for Tendering Shares" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

     ANY STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES EVIDENCING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER DESCRIBED IN THIS OFFER TO PURCHASE ON A TIMELY BASIS, OR WHO CANNOT DELIVER ALL REQUIRED DOCUMENTS TO THE DEPOSITARY PRIOR TO THE EXPIRATION OF THE OFFER, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN "THE TENDER OFFER -- SECTION 3. PROCEDURES FOR TENDERING SHARES."

     Questions and requests for assistance may be directed to Corporate Investor Communications, Inc. (the "Information Agent") or Prudential Securities Incorporated (the "Dealer Manager" or "Prudential Securities") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer material may be directed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
                            ------------------------

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                      The Dealer Manager for the Offer is:
                       PRUDENTIAL SECURITIES INCORPORATED
August 1, 2000

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
SUMMARY TERM SHEET...............................................    1

INTRODUCTION.....................................................    4

SPECIAL FACTORS..................................................    6
     Background of the Offer.....................................    6
     Recommendation of the Independent Committee and the Company
       Board; Fairness of the Offer and the Merger; and Opinion
       of the Independent Committee's Financial Advisor..........    9
     Position of Purchaser Regarding Fairness of the Offer and
       the Merger................................................    9
     Purpose and Structure of the Offer and the Merger; Reasons
       for the Offer and the Merger..............................   10
     Plans for the Company After the Offer and the Merger;
       Certain Effects of the Offer..............................   10
     The Merger Agreement........................................   11
     Dissenters' Rights..........................................   16
     Beneficial Ownership of Common Stock by Certain Persons.....   20
     Transactions and Arrangements Concerning the Shares.........   21
     Related Party Transactions..................................   22
     Interests of Certain Persons in the Offer and the Merger....   22

THE TENDER OFFER.................................................   23
1.   Terms of the Offer; Expiration Date.........................   23
2.   Acceptance for Payment and Payment for Shares...............   24
3.   Procedures for Tendering Shares.............................   25
4.   Withdrawal Rights...........................................   28
5.   Certain United States Federal Income Tax Consequences.......   28
6.   Price Range of Shares; Dividends............................   29
7.   Certain Information Concerning the Company..................   29
8.   Certain Information Concerning Fortress, Purchaser and
       Acquisition Sub...........................................   30
9.   Source and Amount of Funds..................................   31
10.  Dividends and Distributions.................................   31
11.  Certain Effects of the Offer on the Market for the Shares...   31
12.  Fees and Expenses...........................................   32
13.  Certain Conditions to the Offer.............................   33
14.  Certain Legal Matters.......................................   34
15.  Miscellaneous...............................................   36

SCHEDULE I.......................................................  I-1

                               SUMMARY TERM SHEET

     The following are some of the questions that you, as a stockholder of Brookdale Living Communities, Inc., may have and answers to those questions. We urge you to read carefully the remainder of this offer to purchase and the accompanying letter of transmittal and Brookdale's Solicitation/Recommendation Statement on Schedule 14D-9 which is being mailed to stockholders with these materials because the information in this summary is not complete and additional important information is contained in those documents.

WHO IS OFFERING TO BUY MY SECURITIES?

     The offer to purchase any and all of the outstanding shares of common stock of Brookdale for $15.25 per share in cash is being made by Fortress Brookdale Acquisition LLC, a Delaware limited liability company, which was formed in April 2000 by Fortress Registered Investment Trust to acquire 4,004,350 shares of Brookdale common stock in a privately negotiated transaction. We are currently 59.3% owned by Fortress and 40.7% owned by Health Partners, an affiliate of Capital Z Partners, Ltd. Health Partners owns a $100 million principal amount convertible note issued by Brookdale which is convertible into 5,479,452 shares of Brookdale common stock and acquired its membership interests in our company in exchange for its agreement to contribute this convertible note to us.

     Fortress Registered Investment Trust is a Delaware business trust whose business is to make private equity investments in residential and commercial real estate-related assets. Health Partners is a Bermuda exempted partnership and an investment vehicle sponsored by Capital Z Partners, Ltd. Wesley R. Edens, William B. Doniger, Paul H. Warren and Mark H. Tabak, who are members of our operating committee, currently serve as directors of Brookdale. See "THE TENDER OFFER -- Section 8. Certain Information Concerning Fortress, Purchaser and Acquisition Sub."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase any and all of Brookdale's outstanding common stock. See "INTRODUCTION."

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     We are offering to pay $15.25 per share, net to you in cash, less any amounts required by law to be withheld and paid to governmental entities. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "INTRODUCTION" and "THE TENDER OFFER -- Section 3. Procedures for Tendering Shares."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Fortress, which through its parent, Fortress Investment Fund LLC, has access to over $700 million in committed uninvested equity capital, has committed to provide us with sufficient cash to purchase all shares validly tendered and not properly withdrawn in the offer and will provide funding for the merger of a newly formed subsidiary with and into Brookdale, which is expected to follow the successful completion of the offer. The offer is not conditioned upon any financing arrangements. See "THE TENDER OFFER -- Section 9. Source and Amount of Funds."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on September 5, 2000 to decide whether to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See "THE TENDER
OFFER -- Section 3. Procedures for Tendering Shares."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Subject to the terms of the merger agreement described in this offer to purchase, we can extend the offer. We have agreed in the merger agreement that we may extend the offer from time to time until December 15, 2000 if certain conditions to the offer have not been satisfied. In addition, we may extend the offer in connection with an increase of the offer price to the extent required by law or to acquire additional shares. See "THE TENDER OFFER -- Section 1. Terms of the Offer; Expiration Date."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform LaSalle Bank National Association, which is the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the day after the day on which the offer was scheduled to expire. See "THE TENDER OFFER -- Section 1. Terms of the Offer; Expiration Date."

HOW DO I TENDER MY SHARES?

     To tender your shares, you must deliver the certificates evidencing your shares, together with a completed letter of transmittal, to LaSalle Bank National Association, the depositary for the offer, not later than the time the offer expires. If your shares are held in street name (that is, through a broker, dealer or other nominee), the shares can be tendered by your nominee through The Depository Trust Company. If you cannot deliver a required item to the depositary by the expiration of the offer, you may get a little extra time to do so by having a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq trading days. However, the depositary must receive the missing items within that three day trading period. See "THE TENDER OFFER -- Section 3. Procedures for Tendering Shares."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw previously tendered shares at any time until the offer has expired and, if we have not agreed to accept your shares for payment by September 29, 2000, you can withdraw them at any time after such time until we do accept your shares for payment. This right to withdraw will not apply to any subsequent offering period. See "THE TENDER OFFER -- Section 1. Terms of the Offer; Expiration Date" and "-- Section 4. Withdrawal Rights."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To properly withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See "THE TENDER OFFER -- Section 4. Withdrawal Rights."

WHAT DOES BROOKDALE'S BOARD OF DIRECTORS THINK OF THE OFFER?

     Brookdale's board of directors, after receiving the unanimous recommendation of the committee of independent directors of the board, unanimously (except for our four affiliated directors who abstained) determined that each of the offer and the merger described in this offer to purchase is fair to and in the best interests of Brookdale's stockholders, approved the merger agreement, the offer and the merger and the transactions contemplated by the merger agreement, and recommends that you accept the offer and tender your shares in the offer. In connection with making their respective recommendations, the independent committee and the board of directors received an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that the consideration to be received by Brookdale's stockholders (other than us) in the offer and the merger, taken as a whole, was fair to them from a financial point of view. See "SPECIAL FACTORS -- Recommendation of the Independent Committee and the Company Board; Fairness of the Offer and the Merger; and Opinion of the Independent Committee's Financial Advisor." The reasons for the independent committee's and the Brookdale board's recommendations and the opinion of the independent committee's financial advisor are set forth in Brookdale's Solicitation/Recommendation Statement on Schedule 14D-9 which is being mailed to stockholders of Brookdale with the tender offer materials.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF NOT ALL THE PUBLICLY TRADED SHARES OF BROOKDALE ARE TENDERED IN THE OFFER?

     Yes. Following the offer, we expect that our subsidiary, FBZ Acquisition Corp., will be merged with and into Brookdale. If the merger takes place, Brookdale will become a privately owned company, and all of the remaining stockholders of Brookdale will receive $15.25 per share in cash (or if a higher price per share were to be paid in the offer, such higher price). See "SPECIAL FACTORS -- The Merger Agreement."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share which they would have received had they tendered their shares in the offer or may exercise dissenters' rights. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares in the offer. However, if for some reason the merger does not take place, and if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be quoted on the Nasdaq National Market, or any other securities market, there may not be a public trading market for the shares and Brookdale may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with SEC rules relating to publicly-held companies. See "SPECIAL FACTORS -- Plans for the Company After the Offer and the Merger; Certain Effects of the Offer" and "-- Dissenters' Rights."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On April 19, 2000, the last trading day before Brookdale publicly announced that we had agreed to purchase 4,004,350 shares at $15.00 per share and were free to commence a tender offer after July 5, 2000, for any and all shares at not less than $15.00 per share, the last sale price of the shares quoted on the Nasdaq was $10.75 per share. On July 31, 2000, the last full trading day prior to the commencement of the offer, the last sale price of the shares reported on the Nasdaq was $15.00 per share. We advise you to obtain a recent quotation for the shares in deciding whether to tender your shares. See "THE TENDER
OFFER -- Section 6. Price Range of Shares; Dividends."

WHAT ARE THE PRINCIPAL TAX CONSEQUENCES OF TENDERING SHARES?

     The receipt of cash for shares pursuant to the offer will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells shares pursuant to the offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the offer. If the shares exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates.

WILL I HAVE TO PAY A STOCK TRANSFER TAX IF I TENDER MY SHARES?

     If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call Corporate Investor Communications, Inc. at (800) 548-1027 or Prudential Securities Incorporated at (888) 713-4198. Corporate Investor Communications is acting as the information agent for our offer and Prudential Securities is acting as the dealer manager for our offer. See the back cover of this offer to purchase for further information.

To the Holders of Common Stock
of Brookdale Living Communities, Inc.

                                  INTRODUCTION

     Fortress Brookdale Acquisition LLC, a Delaware limited liability company ("Purchaser"), hereby offers to purchase any and all of the outstanding shares of common stock, par value $.01 per share (the "Shares" or the "Company Common Stock"), of Brookdale Living Communities, Inc., a Delaware corporation (the "Company" or "Brookdale"), at $15.25 per Share, net to the seller in cash (the "Offer Price"), less any amounts required by law to be withheld and paid to governmental entities, upon the terms and subject to the conditions set forth in this offer to purchase ("Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer"). Purchaser is a limited liability company owned by Fortress Registered Investment Trust, a Delaware business trust ("Fortress" or "Parent") and Health Partners ("Health Partners"), a Bermuda exempted partnership and an investment vehicle sponsored by Capital Z Partners, Ltd. ("Cap Z"). Since May 18, 2000, Purchaser has beneficially owned 4,004,350 Shares, representing approximately 40.3% of the outstanding common stock of the Company, and, since July 26, 2000, has beneficially owned a $100,000,000 principal amount 5 1/2% Convertible Subordinated Note due 2009 issued by the Company (the "Convertible Note") convertible into 5,479,452 Shares. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Prudential Securities Incorporated as the Dealer Manager (the "Dealer Manager" or "Prudential Securities"), Corporate Investor Communications, Inc. as the Information Agent (the "Information Agent") and LaSalle Bank National Association as the Depositary (the "Depositary"), incurred in connection with the Offer.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD"), AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF THE COMMITTEE OF INDEPENDENT DIRECTORS OF THE COMPANY BOARD UNANIMOUSLY (WITH THE FOUR DIRECTORS WHO ARE AFFILIATES OF PURCHASER ABSTAINING) (A) DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS (OTHER THAN PURCHASER), (B) APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND (C) RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED ("MERRILL LYNCH"), FINANCIAL ADVISOR TO THE INDEPENDENT COMMITTEE, HAS DELIVERED AN OPINION TO THE COMPANY BOARD AND THE INDEPENDENT COMMITTEE TO THE EFFECT THAT THE ALL CASH CONSIDERATION TO BE RECEIVED BY THE COMPANY'S STOCKHOLDERS (OTHER THAN PURCHASER) IN THE OFFER AND THE MERGER, TAKEN AS A WHOLE, IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH STOCKHOLDERS. THE REASONS FOR THE INDEPENDENT COMMITTEE'S AND THE COMPANY BOARD'S RECOMMENDATIONS AND MERRILL LYNCH'S OPINION ARE SET FORTH IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY TOGETHER WITH THE OFFER. SEE "SPECIAL FACTORS RECOMMENDATION OF THE INDEPENDENT COMMITTEE AND THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER; AND OPINION OF THE INDEPENDENT COMMITTEE'S FINANCIAL ADVISOR."

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE TENDER OFFER -- SECTION 13. CERTAIN CONDITIONS TO THE OFFER."

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 26, 2000 (the "Merger Agreement"), by and among Fortress, Purchaser, FBZ Acquisition Corp. ("Acquisition Sub") and the Company. Pursuant to the Merger Agreement, as soon as practicable after the completion of the Offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement, Purchaser intends to cause Acquisition Sub to be merged with and into the Company (the "Merger") in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"). Following the Merger, the Company shall be the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition Sub shall cease.

     At the effective time of the Merger (the "Effective Time") (i) each issued and outstanding Share (other than Shares held by Purchaser and any of its affiliates or subsidiaries and Shares held by stockholders who have properly exercised dissenters' rights (the "Dissenting Shares") under the DGCL) will be converted into and represent the right to receive an amount equal to the Offer Price (the "Merger Consideration"), and (ii) each share of common stock, par value $.01 per share, of Acquisition Sub (the "Acquisition Sub Common Stock"), then issued and outstanding will be converted into and become one share of common stock of the Surviving Corporation ("Surviving Corporation Common Stock"). See "SPECIAL FACTORS -- The Merger Agreement" for a description of the Merger and the Merger Agreement.

     If Purchaser owns 90% or more of the outstanding Shares after the Offer, then Purchaser intends to cause Acquisition Sub to effect the Merger as a "short-form" merger under the DGCL, without a vote of the stockholders of the Company (a "Short-Form Merger"). See "SPECIAL FACTORS -- The Merger Agreement."

     Purchaser has been advised by the Company that, to the best of the Company's knowledge, all of the Company's officers and directors, currently intend to tender all Shares owned by them pursuant to the Offer. See "SPECIAL FACTORS -- Interests of Certain Persons in the Offer and the Merger."

     The information contained in this Offer to Purchase concerning the Company, including, without limitation, information about the deliberation of the Company Board and the Independent Committee in connection with the Offer and the Merger and the opinion of Merrill Lynch, the Independent Committee's financial advisor, was taken from public information or was provided by the Company and is set forth in greater detail in the Schedule 14D-9 filed by the Company which is being mailed to stockholders of the Company with this Offer to Purchase. Purchaser takes no responsibility for the accuracy or completeness of such information.

     STOCKHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE SCHEDULE 14D-9 CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES.

                                SPECIAL FACTORS

BACKGROUND OF THE OFFER

     In early 1999, Prudential Securities introduced representatives of Cap Z to Darryl W. Copeland, Jr., then Executive Vice President and Chief Financial Officer and director of Brookdale, while he was attempting to raise cash in an offering of subordinated debt for the Company. Negotiations ensued between Cap Z and the Company regarding a potential investment in the Company by Health Partners but were terminated by Cap Z shortly thereafter.

     In the middle of March 1999, the Company contacted Cap Z and indicated that it was still interested in pursuing a possible investment in the Company by Health Partners. Cap Z and its counsel, Weil, Gotshal & Manges LLP, conducted due diligence during late March and early April of 1999. On April 27, 1999, the Company executed a definitive agreement for the sale of the Convertible Note, which subsequently closed on May 14, 1999.

     Following the closing of that transaction, and pursuant to the stockholders agreement (the "Stockholder's Agreement") entered into in connection with the purchase of the Convertible Note, Paul H. Warren, a Cap Z partner, and Mark H. Tabak, a partner of Health Partners, were appointed to the Company Board. Also, as part of the Stockholders Agreement, Health Partners entered into a standstill provision (the "HP Standstill") with the Company and The Prime Group, Inc. (together with its affiliates, "Prime"). The HP Standstill limited the ability of Health Partners and their affiliates to purchase or otherwise acquire, alone or in collaboration with others, beneficial ownership of more than 49.9% of Brookdale's Common Stock.

     In late January 2000, Fortress commenced discussions with Michael W. Reschke, Prime's Chairman, Chief Executive Officer and President who was then also Chairman of the Board of Brookdale, regarding a possible investment by Fortress in Prime. In early March, following a period of due diligence, and for a variety of reasons, Fortress and Prime mutually agreed to terminate discussions regarding an investment by Fortress in Prime but agreed to continue discussions regarding the acquisition of certain investments owned by Prime. On March 27, 2000, representatives of Fortress began discussions with Mr. Reschke and with Prime with respect to a possible acquisition of the Company or a privately negotiated purchase of the Company Common Stock then beneficially owned by Prime.

     On April 6, 2000, Fortress sent a letter to the Company Board requesting an opportunity to discuss a possible business combination pursuant to which Fortress, together with Health Partners, would acquire all the issued and outstanding Shares of Company Common Stock at a price to be mutually agreed upon after negotiation. In the letter, Fortress proposed that Mr. Reschke and Prime agree not to sell the Shares they owned prior to a specified date. Fortress also requested that the Company Board waive the applicability of Section 203 of the DGCL to its proposed private transaction with Mr. Reschke and Prime (the "Section 203 waiver"), and sought the approval of the Company Board to commence discussions with Health Partners with a view to joining in Fortress' acquisition proposal for the entire Company.

     On April 11, 2000 the Company Board authorized a committee of independent directors, consisting of Wayne D. Boberg, Darryl W. Hartley-Leonard and Bruce L. Gewertz (the "Independent Committee"), to discuss the terms on which Fortress could acquire all of the shares owned by Mr. Reschke and Prime, and instructed the Independent Committee to negotiate and execute a standstill agreement with Fortress.

     During the next week, discussions, negotiations and exchanges of draft documents ensued among Fortress, its counsel Skadden, Arps, Slate, Meagher & Flom LLP, the Company and its counsel Winston & Strawn, and Prime represented by Robert Rudnik, Esq., Executive Vice President and General Counsel of the Company and Prime.

     On April 12, 2000 during a telephone conversation between representatives of Fortress, the Company, acting through the Independent Committee, and Prime, the Company indicated that it would be prepared to approve the transfer of Prime's shares to Fortress, subject to certain conditions described below, but that it was not prepared at that time to permit Fortress to join with Health Partners or to negotiate the sale of the entire Company. The Company indicated that the execution of a mutually satisfactory standstill agreement was a condition to the Section 203 waiver. Later, on April 12, 2000, Fortress sent a letter to the Independent Committee reiterating its interest in a possible business combination involving the Company and set forth the terms of a proposed standstill agreement between the Company and Fortress to be executed simultaneously with the execution of a stock purchase agreement relating to the sale of the Prime Shares to Fortress.

     On April 20, 2000, Fortress entered into a privately negotiated transaction with Mr. Reschke and Prime to acquire 4,004,350 Shares at $15.00 per Share in cash (the "Stock Purchase Transaction"), the rights and obligation under which Fortress subsequently assigned to Purchaser. Purchaser's acquisition represented approximately 40.3% of the Company's outstanding Shares and was subject to approval of the Company Board acting through the Independent Committee and regulatory approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

     On that day, the Independent Committee approved the Stock Purchase Transaction for purposes of DGCL sec.203 based, in part, on the simultaneous execution of a standstill agreement by and between Fortress and the Company dated as of April 20, 2000 (the "Fortress Standstill Agreement").

     Pursuant to the Fortress Standstill Agreement with the Company, Purchaser agreed that until July 5, 2000, it would not purchase any additional Shares and that, except for making a cash tender offer for all of the Company's Shares at not less than $15.00 per share, after such date, it would not, without the consent of the Company, acquire any additional Shares until the earlier of two years or until Purchaser had acquired a majority of the Company's Shares in a manner permitted by the Fortress Standstill Agreement, such as pursuant to a cash tender offer. Restrictions contained in both the Fortress Standstill Agreement and the HP Standstill, however, are extinguished if any person, other than Health Partners, Fortress or any of their affiliates, acquires or announces its intention to acquire 20% or more of the Company Common Stock or publicly announces its intention to commence a public proxy contest pursuant to which such person seeks to defeat or otherwise challenge the election of any Health Partners or Fortress designee to the Company Board.

     On April 20, 2000, the Company issued a press release announcing its approval of the Stock Purchase Transaction and describing the terms of the Fortress Standstill Agreement including the fact that Fortress would be free to make a cash tender offer for any and all remaining outstanding Shares at not less than $15.00 per Share after July 5, 2000. On April 21, 2000, the Company filed a current report on Form 8-K with the Securities and Exchange Commission (the "SEC") in which the terms of the Stock Purchase Transaction were described and with which the material agreements related thereto, including the Fortress Standstill Agreement, were filed as exhibits. The Stock Purchase Transaction was consummated on May 18, 2000, following compliance with the HSR Act, and on May 22, 2000, Purchaser filed a Schedule 13D with the SEC which also included the material agreements as exhibits. Upon completion of the Stock Purchase Transaction, Mr. Reschke resigned as the Company's Chairman of the Board and as a member of the Company Board and two of Purchaser's designees, Wesley R. Edens and William B. Doniger, were elected by the Company Board to fill the vacancy created by Mr. Reschke's resignation and to fill a previously existing vacancy on the Company Board. Following its approval of the Stock Purchase Transaction, the Independent Committee interviewed and retained independent legal and financial advisors.

     During the month of May 2000 representatives of Purchaser informally reiterated their interest in acquiring all of the remaining outstanding shares of the Company. On June 1, 2000, Purchaser sent a letter to the Independent Committee expressing its desire to acquire the entire equity interest in the Company at $15.00 per Share and provided the Independent Committee with a form of merger agreement that contemplated this Offer as the first step (the "Proposal"). On June 7, 2000 the Company Board, acting through the Independent Committee, consented to the commencement of formal discussions between Fortress and Health Partners and their affiliates. On June 19, 2000, Fortress and Health Partners sent a letter to the Independent Committee stating that an informal agreement had been reached between them and reiterating the offer to purchase the remaining outstanding Shares at $15.00 per share. Various telephone discussions and meetings between Purchaser's representatives and members of the Independent Committee and its financial and legal advisors, Merrill Lynch and Gardner, Carton & Douglas, respectively, ensued. During those discussions, Merrill Lynch negotiated on behalf of the Independent Committee for Purchaser to increase the proposed Merger Consideration in the Proposal.

     On June 20, 2000, Purchaser sent a letter to the Independent Committee in which it specifically declined to increase the Merger Consideration but offered to eliminate the standard "no solicitation" feature contained in its draft Merger Agreement and to replace the "break-up fee" in its proposal with a $750,000 reimbursement provision, with the intention of reducing impediments to the potential entrance of competing bidders. In its letter, Purchaser emphasized the premium being paid over the market price of the Company Common Stock at the time Purchaser's intention to purchase shares from Prime and Mr. Reschke was first disclosed, and the apparent absence of competing proposals despite the lapse of time since the public disclosure of Purchaser's ability to make the offer at $15.00.

     On June 22, 2000, in a telephone conversation between Purchaser and representatives of the Independent Committee, Purchaser agreed to increase the Merger Consideration in the Proposal from $15.00 to $15.25 per Share. Between June 22 and June 30, representatives of Purchaser and the Independent Committee and their respective counsel negotiated certain aspects of the Merger Agreement.

     At a meeting on June 30, 2000, the Independent Committee reviewed with counsel and its financial advisor the terms of the draft Merger Agreement, and unanimously recommended to the Company Board that the Merger Agreement be approved in substantially the form presented to the Company Board with such changes as the officers of the Company executing such Merger Agreement would evidence by their signatures. Acting on the unanimous recommendation of the Independent Committee and the opinion of Merrill Lynch, the Company Board unanimously (with Messrs. Edens, Doniger, Warren and Tabak, who are affiliates of Purchaser, abstaining) approved the Merger Agreement in substantially the form presented to the Company Board with such changes as the officers executing such Merger Agreement on behalf of the Company would evidence by their signatures and directed the appropriate officers of the Company to take necessary and appropriate steps to effect the transactions contemplated by the Merger Agreement, subject to the resolution of certain customary conditions in the draft Merger Agreement, including principally the obtaining of certain third party consents, the need for which would be triggered by a change in control of the Company.

     Between June 30 and July 26, 2000, the Company negotiated with an affiliate of Senior Housing Properties Trust from which affiliates of the Company leased four properties pursuant to a master lease agreement that had a change of control provision that would be triggered by the completion of the Offer. On July 26, 2000, the Company signed a definitive agreement to purchase the four facilities that were subject to such master lease for $123 million (the "SHPT Purchase Agreement"). The facilities to be purchased are The Hallmark, located in Chicago, Illinois, The Springs of East Mesa, located in Mesa, Arizona, The Gables at Brighton, located in Brighton, New York, and Park Place, located in Spokane, Washington, which in the aggregate contain 837 units. In accordance with the SHPT Purchase Agreement, the Company made a $12.3 million earnest money escrow deposit, creditable against the purchase price, and the purchase must be completed by October 31, 2000.

     On July 26, 2000, the Company received a written agreement from affiliates of Banc One to cancel warrants to purchase Company Common Stock for no consideration, which cancellation is a condition to the consummation of the Merger.

     On July 26, 2000, Purchaser, Fortress, Acquisition Sub and the Company entered into the Merger Agreement, and Purchaser and the Company issued a joint press release announcing that Purchaser had agreed to acquire any and all of the publicly held Shares of the Company and that the Company Board approved the Offer after receiving the unanimous recommendation of the Independent Committee.

RECOMMENDATION OF THE INDEPENDENT COMMITTEE AND THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER; AND OPINION OF THE INDEPENDENT COMMITTEE'S FINANCIAL ADVISOR.

     In negotiating the Stock Purchase Transaction and the Merger Agreement pursuant to which the Offer is being made, the relationship of Fortress and Purchaser to the Company has been essentially that of an arm's-length third party purchaser. None of the directors on the Company Board who are affiliates of Purchaser took any part in the discussions or deliberations on behalf of the Company in the negotiations leading to the Merger Agreement, which discussions and negotiations were conducted under the direction of the Independent Committee.

     On June 30, 2000, the Independent Committee unanimously determined that each of the Offer and the Merger is fair to and in the best interest of the stockholders of the Company (other than Purchaser) and unanimously determined to recommend that the Company Board approve and adopt the Merger Agreement, the Offer and the Merger and the transactions contemplated by the Merger Agreement, and recommend to the Company's stockholders that they accept the Offer and tender their Shares pursuant to the Offer. At a meeting held immediately following the meeting of the Independent Committee, on June 30, 2000, the Company Board unanimously (with Messrs. Edens, Doniger, Warren and Tabak abstaining) determined that each of the Offer and the Merger is fair to and in the best interests of the stockholders of the Company (other than Purchaser), approved and adopted the Merger Agreement, the Offer and the Merger and the transactions contemplated by the Merger Agreement, and determined to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer. In connection with such recommendation, the Independent Committee received from Merrill Lynch an oral opinion (which was subsequently confirmed in writing) to the effect that, as of such date, the amount of $15.25 per Share in cash to be received by the holders of Company Common Stock (other than Purchaser) pursuant to the Offer and the Merger, taken as a whole, was fair from a financial point of view to such stockholders. The description of the steps taken by the Independent Committee in determining to approve and recommend the Merger Agreement and the Offer and the opinion of the Independent Committee's financial advisor are set forth in full in the Schedule 14D-9 which is being sent to stockholders of the Company together with the offer materials. See the Schedule 14D-9 "Item 4. The Solicitation or Recommendation" which is specifically incorporated herein by reference. Stockholders are urged to carefully review the Schedule 14D-9 accompanying the Offer.

POSITION OF PURCHASER REGARDING FAIRNESS OF THE OFFER AND THE MERGER

     Purchaser believes that the consideration to be received by the Company's stockholders (other than Purchaser) pursuant to the Offer and the Merger is fair to and in the best interests of such stockholders. Purchaser bases its belief on the following facts: (i) Purchaser was able to purchase Shares in the privately negotiated Stock Purchase Transaction with Prime, the Company's principal stockholder, and Mr. Reschke who was then the Company's Chairman of the Board and Chief Executive Officer, both of which were well situated to know both the inherent and potential value of the Company, at a price of $15.00 per Share, which represented approximately a 40% premium to the then prevailing market price of the Company; (ii) the Independent Committee and its advisors successfully negotiated with Purchaser to increase the Offer Price; (iii) the Independent Committee through arm's-length negotiation was able to eliminate from Purchaser's Proposal a standard "no-solicitation" provision and replace the requested break-up fee with a reimbursement provision, thereby permitting the Company to respond freely to indications of interest from unaffiliated third-party potential bidders and remove financial impediments to such a bid;
(iv) the Independent Committee concluded that each of the Offer and the Merger is fair to and in the best interests of the Company; (v) notwithstanding that the opinion of the Independent Committee's financial advisor was provided solely for the information and assistance of the Independent Committee and that Purchaser is not entitled to rely on such opinion, the Company Board and the Independent Committee received an opinion from Merrill Lynch to the effect that the $15.25 per Share in cash to be received by stockholders (other than Purchaser) in the Offer and the Merger is fair from a financial point of view to such stockholders; (vi) consideration of the historical and projected financial performance of the Company and its financial results; (vii) the consideration to be paid in the Offer represents a premium of approximately 42% over the reported closing price on the last full trading day prior to the announcement that Fortress intended to purchase shares then held by Prime and Mr. Reschke, and a 17% premium to the average market price over the last twelve months; (viii) the Offer and the Merger will each provide consideration to the stockholders entirely in cash; (ix) at least since April 20, 2000, Purchaser's intention to make an Offer at $15.00 per share and the Company's availability as an acquisition candidate has been known in the investment community, and to Purchaser's knowledge, the Company has not received any higher proposals for the acquisition of the Company; and (x) the other factors referred to in the Schedule 14D-9 as having been taken into account by the Independent Committee and the Company Board.

     Purchaser did not find it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Offer. In light of the nature of the Company's business, Purchaser did not deem net book value or liquidation value to be relevant indicators of the value of the Shares.

     The foregoing discussion of the information and factors considered and given weight by Purchaser is not intended to be exhaustive but is believed to include all material factors considered by Purchaser.

PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; REASONS FOR THE OFFER AND THE MERGER

     The purpose of the Offer and the Merger is for Purchaser to increase its ownership of the outstanding Company Common Stock from approximately 40.3% to 100%. Upon the consummation of the Merger, the Company will become a wholly owned subsidiary of Purchaser. Purchaser presently intends to leave the Convertible Note outstanding. The acquisition of Shares not owned by Purchaser or its affiliates has been structured as a cash tender offer followed by a cash merger in order to effect a prompt and orderly transfer of ownership of the Company from the public stockholders to Purchaser and its affiliates and provide stockholders with cash for all of their Shares. Purchaser contemplates that, from time to time, it may seek equity contributions from outside investors in exchange for membership interests in Purchaser.

PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER; CERTAIN EFFECTS OF THE
OFFER

     Pursuant to the Merger Agreement, upon completion of the Offer, Purchaser intends to effect the Merger in accordance with the Merger Agreement. See "SPECIAL FACTORS -- The Merger Agreement."

     Except with respect to the transactions contemplated by the SHPT Purchase Agreement and as otherwise described in this Offer to Purchase, Purchaser has no current plans or proposals which relate to or would result in: (i) other than the Merger, an extraordinary corporate transaction, such as a reorganization or liquidation involving the Company; (ii) a sale or transfer of a material amount of assets of the Company; (iii) any change in the management of the Company or any change in any material term of the employment contract of any executive officer; or (iv) any other material change in the Company's corporate structure or business.

     Nevertheless, Purchaser may initiate a review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order to best organize and integrate the activities of the Company. In particular, the Merger Agreement provides that, following the Offer but prior to the effective date of the Merger, if Purchaser owns more than fifty percent of the Shares, Purchaser is entitled to nominate for election to the Company Board additional directors to reflect its proportionate ownership interest in the Company's outstanding Shares and, although Purchaser has no current plans with respect to changes in the present dividend rate and policy, indebtedness and capitalization of the Company, Purchaser expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments.

     As a result of the Offer, Purchaser's direct interest in the Company's net book value and net earnings will increase to the extent of the number of Shares purchased under the Offer. Following consummation of the Merger, Purchaser's direct interest in such items will increase to 100% and Purchaser will be entitled to all benefits resulting from that interest, including all income generated by the Company's operations and any future increase in the Company's value and the right to elect all members of the Company Board. Similarly, Purchaser will also bear the risk of losses generated by the Company's operations and any decrease in the value of the Company after the Merger. Upon consummation of the Merger, the Company will become a privately held corporation. Accordingly, stockholders will not have the opportunity to participate directly in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, stockholders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Merger.

     FOLLOWING THE CONSUMMATION OF THE MERGER, THE SHARES WILL NO LONGER BE QUOTED ON THE NASDAQ. In addition, the registration of the Shares and the obligation of the Company to file reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will be terminated. Accordingly, following the Merger there will be no publicly traded Company Common Stock outstanding. See "THE TENDER OFFER -- Section 11. Certain Effects of the Offer on the Market for the Shares." It is expected that, if Shares are not accepted for payment by Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the Company Board, will continue to manage the Company as an ongoing business.

THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT, WHICH HAS BEEN FILED AS AN EXHIBIT TO THE FORM 8-K FILED BY THE COMPANY WITH THE SEC ON JULY 28, 2000. SUCH SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT. CAPITALIZED TERMS NOT OTHERWISE DEFINED IN THE FOLLOWING SHALL HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT.

     The Offer. Pursuant to the Merger Agreement, Purchaser is obligated to commence the Offer as promptly as practicable, but in no event prior to Tuesday, August 1, 2000. Following the satisfaction or waiver of the conditions to the Offer, Purchaser shall accept for payment, in accordance with the terms of the Offer, any and all Shares which have been validly tendered and not withdrawn pursuant to the Offer as soon as legally permitted after the commencement thereof. The obligations of Purchaser to commence the Offer and to accept for payment and to pay for any Shares tendered pursuant to the Offer is subject only to the conditions specified in "THE TENDER OFFER -- Section 13. Certain Conditions to the Offer."

     The Merger Agreement provides that, without the written consent of the Company, Purchaser shall not (i) decrease the Offer Price, (ii) decrease the number of shares sought, (iii) change the form of consideration to be paid for Shares pursuant to the Offer, or (iv) otherwise amend the Offer in a manner that would adversely affect the holders of Shares (including the conditions set forth in Annex A to the Merger Agreement). However, pursuant to the Merger Agreement, under certain circumstances specified in the Merger Agreement, Purchaser may extend the Offer without the consent of the Company.

     The Merger. The Merger provides that, subject to the terms and conditions of the Merger Agreement, Purchaser intends to transfer all of the Shares purchased by it in the Offer, and all of the Shares of Common Stock held by Purchaser prior to the Offer, to Acquisition Sub. Acquisition Sub will then be merged with and into the Company in accordance with the applicable provisions of the DGCL as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement. Following the Merger, the Company shall be the Surviving Corporation and the separate corporate existence of Acquisition Sub shall cease. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Shares,
(i) each Share issued and outstanding immediately prior to the Effective Time other than Shares held in the Company's treasury or owned by Purchaser will be converted into and represent the right to receive the Merger Consideration, and
(ii) each share of Acquisition Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of Surviving Corporation Common Stock. Dissenting Shares shall not be converted into the Merger Consideration and will only be entitled to the rights granted by the DGCL as described in "SPECIAL FACTORS -- Dissenters' Rights."

     The Merger Agreement also provides that: (i) the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company in effect upon consummation of the Merger shall be the Restated Certificate of Incorporation and Amended and Restated Bylaws of the Surviving Corporation, (ii) the directors of Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Restated Certificate of Incorporation and Amended and Restated Bylaws of the Surviving Corporation, and (iii) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Restated Certificate of Incorporation and Amended and Restated Bylaws of the Surviving Corporation.

     Stockholders Meeting. The Company has agreed in the Merger Agreement that, if required by applicable law, the Company will (i) duly call, give notice of, convene and hold a special meeting of stockholders as soon as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer to consider and vote upon the approval and adoption of the Merger Agreement and the Merger, (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger Agreement and the Merger, (iii) include in the proxy statement the recommendations of the Company Board that the stockholders of the Company vote in favor of the approval and adoption of the Merger Agreement and the Merger, and (iv) use its reasonable best efforts to solicit from stockholders proxies in favor of the Merger and take all other actions necessary, or, in the reasonable opinion of Purchaser, advisable to secure any vote or consent of stockholders required by Delaware law to effect the Merger.

     Interim Operations. The Company has agreed that, prior to the Effective Time, except as otherwise expressly contemplated by the Merger Agreement or unless Purchaser will otherwise agree in writing after the date of the Merger Agreement and prior to the time the directors designated by Purchaser have been elected to the Company Board, the business of the Company and its subsidiaries will be conducted only in the ordinary course of business and to the extent consistent therewith. Each of the Company and its subsidiaries will use its reasonable best efforts to preserve in all material respects its business organization intact and to preserve the goodwill of those having business relationships with any of them. In addition, except for matters expressly contemplated by the Merger Agreement, from the date of the Merger Agreement to the earlier of the Effective Time and the time the directors designated by Purchaser are elected to the Company Board:

          (i) none of the Company or any of its subsidiaries will (a) amend its Restated Certificate of Incorporation or Amended and Restated By-laws or similar organizational documents; (b) split, combine or reclassify any shares of any class or series of its capital stock; (c) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than dividends from any of its subsidiaries of the Company to the Company or any other subsidiary of the Company); (d) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries except for issuances of Company Common Stock upon the exercise of options under the Company's option plans or upon the exercise of Warrants; or (e) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock, except pursuant to the option plans;

          (ii) neither the Company nor its subsidiaries shall (a) acquire, sell, lease or dispose of any material assets, other than in the ordinary and usual course of business and consistent with past practice; (b) incur or modify any material indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice;
     (c) modify or amend in any material respect or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice; (d) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person (other than subsidiaries of the Company), except in the ordinary and usual course of business and consistent with past practice; (e) make any material loans, advances or capital contributions to, or investments in, any other person (other than to the wholly owned subsidiaries of the Company); or (f) enter into any material commitment or transaction (including, but not limited to, any capital expenditure or purchase, sale or lease of assets or real estate);

          (iii) except as may be required or contemplated by the Merger Agreement or in the ordinary and usual course of business, the Company shall not terminate or materially amend any of its Plans;

          (iv) except as otherwise specifically provided in the Merger Agreement or in the Schedule 14D-9, the Company shall not make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in wages to employees who are not officers or directors or affiliates in the ordinary course of business consistent with past practice) or to persons providing management services, or enter into or amend any employment, severance, consulting, termination or other agreement (other than in the ordinary course of business consistent with past practice) or employee benefit plan or make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise;

          (v) neither the Company nor any of its subsidiaries will pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice or pursuant to contractual requirements existing on the date of the Merger Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries;

          (vi) neither the Company nor any of its subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

          (vii) neither the Company nor any of its subsidiaries will change any of the accounting methods used by it unless required by the SEC, GAAP or applicable law;

          (viii) except as provided in the Merger Agreement, neither the Company nor any of its subsidiaries will take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Offer set forth in Annex A to the Merger Agreement or any of the conditions to the Merger set forth in Article IV of the Merger Agreement not being satisfied, or would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Purchaser or the holders of Shares to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation; and

          (ix) neither the Company nor any of its subsidiaries will authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     Indemnification and Insurance. From and after the Effective Time, Purchaser and the Surviving Corporation will jointly and severally indemnify all directors, officers, employees and agents against all losses arising out of their respective positions or the Merger Agreement with respect to matters occurring before the Effective Time to the fullest extent permitted by Delaware law, the Company's Restated Certificate of Incorporation or Amended and Restated Bylaws, or any applicable indemnification agreements. Purchaser has agreed to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that Purchaser may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable). In addition, Purchaser agreed that, in the event Purchaser or the

Surviving Corporation or any of its successors or assigns: (i) consolidates with or merges into any other person and shall not be the continuing or Surviving Corporation or entity in such consolidation or merger or (ii) transfers or conveys all or any substantial portion of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of such party assume the indemnification obligations of such party as contemplated by the Merger Agreement.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including among others, representations as to due organization and existence, capitalization, corporate authority, no violation of charter or by-laws, debt instruments or material agreements of the Company or applicable law resulting from the Offer and the Merger, accuracy of the Company's public filings, including financial statements, absence of any material adverse change in the Company's business, absence of undisclosed liabilities or litigation, and the accuracy of information included in certain materials in connection with the Offer and Merger.

     Conditions to the Merger. The Merger Agreement provides that the respective obligations of Purchaser and the Company to consummate the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions: (a) the Merger Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by applicable law and the Company's Restated Certificate of Incorporation and Amended and Restated By-laws; (b) all regulatory approvals and third party consents, if any, shall have been obtained, except where the failure to have obtained any such approvals would not have a material adverse effect on the Company; (c) no governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prohibits consummation of the Merger; and (d) Purchaser or its affiliates shall have accepted for payment and paid for all the Shares validly tendered and not withdrawn pursuant to the Offer. The obligations of Purchaser to consummate the Merger are further subject to the satisfaction or waiver of the following conditions: (x) all actions contemplated in the Merger Agreement with respect to the options plans have been taken; (y) the representations and warranties of the Company set forth in the Merger Agreement shall be true in all respects on the date of the Merger Agreement and as of the Effective Time; and (z) the Company shall have complied in all material respects with its obligations under the terms of the Merger Agreement.

     Competing Proposals. Pursuant to the Merger Agreement, the Company shall promptly (but in any event within 24 hours) advise Purchaser in writing of any negotiations, or any proposals or requests for non-public information received on or after the date of the Agreement, in each case relating to any Acquisition Proposal, the material terms and conditions thereof and the identity of the person submitting the Acquisition Proposal. The Company shall promptly advise Purchaser of any development relating to any inquiries, discussions, negotiations, proposals or requests for information relating to an Acquisition Proposal, on or after the date of the Merger Agreement. The Company shall keep Purchaser reasonably informed of the status of any such negotiations, request or Acquisition Proposal. The Company agrees that any non-public information furnished to any potential acquiror will be pursuant to a customary confidentiality agreement and a standstill agreement provided, however, that such standstill agreement shall have terms that are no less restrictive than those set forth in the Fortress Standstill Agreement.

     The Independent Committee is not permitted to (i) withdraw or modify or propose to withdraw or modify, in any manner adverse to Purchaser, the approval or recommendation of the Independent Committee of the Merger Agreement, the Offer or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent or agreement related to any Acquisition Proposal unless, in each case, (A) the Independent Committee determines in good faith, after receiving advice from its financial advisor, that such Acquisition Proposal is a Superior Proposal and (B) the Independent Committee determines in good faith, based upon advice of its outside legal counsel, that the failure to take such action would violate the Independent Committee's fiduciary duties under applicable law.

     Termination; Fees and Expenses. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company:

     - by mutual written consent of the Company (acting through the Independent Committee) and Purchaser;

     - by the Company (acting through the Independent Committee) or Purchaser if
       (i) the Offer shall have expired in accordance with the terms of the Merger Agreement or Purchaser shall have terminated the Offer, in each case without any Shares being purchased pursuant thereto; provided, however, that the right to terminate the Merger Agreement under this provision shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Purchaser to purchase the Shares pursuant to the Offer on or promptly after the applicable expiration date; or (ii) any court of competent jurisdiction or other governmental entity shall have issued an order, decree, ruling or taken any other action (which order, decree, ruling or other action the parties shall use their respective best efforts to lift) which permanently restrains, enjoins or otherwise prohibits the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) if the Merger shall not have been consummated by December 15, 2000, which date may be extended by the mutual consent of the Company and Purchaser; or

     - by Purchaser if (i) due to an occurrence or circumstance, not involving a breach by Fortress, Purchaser or Acquisition Sub of their respective obligations under the Merger Agreement, which makes it impossible to satisfy any of the conditions set forth in "TENDER OFFER -- Section 13. Certain Conditions to the Offer," Purchaser shall have failed to commence the Offer in accordance with the Merger Agreement; (ii) prior to the purchase of Shares pursuant to the Offer, the Independent Committee shall have withdrawn or modified, its approval or recommendation of the Offer, the Merger or the Merger Agreement in a manner adverse to Purchaser or shall have recommended an Acquisition proposal, or the Company shall have executed an acquisition agreement with a person or entity other than Purchaser or its affiliates, or the Independent Committee shall have resolved to do any of the foregoing; or (iii) if prior to the purchase of shares pursuant to the Offer, the Company shall have materially breached any of its obligations under the Merger Agreement, or if any of its representations shall have become materially untrue, in a way not cured within ten (10) days after notice, and Fortress and Purchaser shall not have materially breached any of their obligations under the Merger Agreement;

     - by the Company (acting through the Independent Committee) if (i) prior to the purchase of Shares pursuant to the Offer, a third party shall have made an Acquisition Proposal that the Independent Committee determines in good faith, after consultation with its financial advisor, is a Superior Proposal and a definitive agreement shall have been, or substantially contemporaneously with such termination shall be, executed pursuant to such Superior Proposal; or (ii) Purchaser shall have failed to commence the Offer on or prior to fifteen business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to this provision if the cause of such failure was the Company's material breach of its obligations under the Merger Agreement; or (iii) prior to the purchase of shares pursuant to the Offer, Fortress, Purchaser or Acquisition Sub shall have materially breached the Merger Agreement, or if any of their representations shall have become materially untrue, in a way not cured within ten (10) days after notice, and the Company shall not have materially breached the Merger Agreement.

     In the event of such termination, except as provided in the Merger Agreement, the Merger Agreement shall become void and have no effect, and there shall be no liability on the part of Fortress, Purchaser, Acquisition Sub or the Company. Notwithstanding anything to the contrary discussed herein, the Merger Agreement provides that the termination of the Merger Agreement will not relieve any party from liability for any willful breach of the Merger Agreement.

     In the event that the Merger Agreement is terminated by the Company or Purchaser as a result of the Company's acceptance of a competing acquisition proposal from a third party, the Company shall promptly (but in any event within five (5) business days following such termination) pay to Purchaser by wire transfer to an account designated by Purchaser promptly following receipt of a request therefor, an amount equal to $750,000 for fees and expenses incurred by Purchaser in connection with the Offer, the Merger, the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including, but not limited to, the fees and expenses payable to Purchasers' counsel, and all banks, investment banking firms, other financial institutions and their respective agents and counsel incurred in connection with acting as Purchaser's financial advisor with respect to, or arranging or committing to provide or providing any financing for the transactions contemplated by the Merger Agreement; provided, that in no event shall such fees and expenses be payable more than once. In addition, and only in the event the Transaction Expenses were not paid or payable, the Company shall pay Purchaser the above fees and expenses if the Merger Agreement is terminated for any reason (other than as a result of a breach by Purchaser that resulted in the termination of such agreement, or a willful breach by Purchaser of its obligations hereunder) at any time after a competing acquisition proposal has been made by a third party that the Company has not rejected prior to such termination of the Merger Agreement and, within six (6) months after such a termination, the Company completes either a merger, consolidation or other business combination with any such third party acquiror.

     The Company, Purchaser and Acquisition Sub have also agreed pursuant to the Merger Agreement to take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers and to respond as promptly as practicable to any inquiries received from any governmental entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state Attorney General or other governmental entity in connection therewith.

     Amendments; Waivers. The Merger Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated in the Merger Agreement, by written agreement of the Company or Purchaser, by action taken by their respective managements at any time prior to the closing date with respect to any of the terms contained in the Merger Agreement; provided, however, that after the approval of the Merger Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Offer Price or adversely affect the rights of the Company's stockholders other than Purchaser hereunder without the approval of such stockholders other than Purchaser.

     Reasonable Best Efforts. The Company and Purchaser have each agreed in the Merger Agreement to use their reasonable best efforts to promptly obtain all authorizations, approvals, consents or waivers required to consummate the transactions contemplated by the Merger Agreement, and to cooperate with each other in connection with the foregoing, including taking all actions necessary to obtain such authorizations, consents and waivers and to respond as promptly as practicable to any inquiries and requests related thereto.

DISSENTERS' RIGHTS

     APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH BELOW IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

     STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE OFFER PRICE.

     Under Section 262 of the DGCL, any holder of Shares at the Effective Time (a "Remaining Stockholder") who does not wish to accept the Merger Consideration pursuant to the Merger has the right to seek an appraisal and be paid the "fair value" of its Shares at the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to them in cash provided that such holder complies with the provisions of such Section 262 of the DGCL.

     The following is a brief summary of the statutory procedures to be followed by a Remaining Stockholder in order to dissent from the Merger and perfect appraisal rights under Delaware law. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which will be provided to Remaining Stockholders in connection with the Merger. Any Remaining Stockholder considering demanding appraisal is advised to consult legal counsel. Dissenters' rights will not be available unless and until the Merger (or a similar business combination) is consummated.

     Remaining Stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of Shares must be delivered to the Secretary of the Company (x) before the taking of the vote on the approval and adoption of the Merger Agreement if the Merger is not being effected as a Short-Form Merger but, rather is being consummated following approval thereof at a meeting of the Company's stockholders (a "Long-Form Merger") or (y) within twenty (20) days after the date that the Surviving Corporation mails to the Remaining Stockholders a notice (the "Notice of Merger") to the effect that the Merger is effective and that appraisal rights are available (and includes in such notice a copy of Section 262 of the DGCL and any other information required thereby) if the Merger is being effected as a Short-Form Merger without a vote or meeting of the Company's stockholders. If the Merger is effected as a Long-Form Merger, this written demand for appraisal of Shares must be in addition to and separate from any proxy or vote abstaining from or against the approval and adoption of the Merger Agreement and, neither voting against, abstaining from voting, nor failing to vote on the Merger Agreement will constitute a demand for appraisal within the meaning of Section 262 of the DGCL. In the case of a Long-Form Merger, any stockholder seeking appraisal rights must hold the Shares for which appraisal is sought on the date of the making of the demand, continuously hold such Shares through the Effective Time, and otherwise comply with the provisions of Section 262 of the DGCL.

     In the case of either a Short-Form Merger and a Long-Form Merger, a demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

     A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner. In such case the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of any meeting of stockholders of the Company called to approve the Merger in the case of a Long-Form Merger and within twenty (20) days following the mailing of the Notice of Merger in the case of a Short-Form Merger.

     Remaining Stockholders who elect to exercise appraisal rights will be notified when to mail or deliver their written demands for appraisal in connection with the Merger. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares covered by the demand and that the stockholder is thereby demanding appraisal of such Shares. In the case of a Long-Form Merger, the Company must, within ten days after the Effective Time, provide notice of the Effective Time to all stockholders who have complied with Section 262 of the DGCL and have not voted for approval and adoption of the Merger Agreement.

     In the case of a Long-Form Merger, Remaining Stockholders electing to exercise their appraisal rights under Section 262 must not vote for the approval and adoption of the Merger Agreement, or consent thereto in writing. Voting in favor of the approval and adoption of the Merger Agreement, or delivering a proxy in connection with the stockholders meeting called to approve the Merger Agreement (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the Merger Agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

     Regardless of whether the Merger is effected as a Long-Form Merger or a Short-Form Merger, within 120 days after the Effective Time, either the Company or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the Shares owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation . . ." The Delaware Supreme Court has construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Remaining Stockholders who in the future consider seeking appraisal should have in mind that the fair value of their Shares determined under Section 262 could be more than, the same as, or less than the Merger Consideration if they do seek appraisal of their Shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. Moreover, Purchaser intends to cause the Surviving Corporation to argue in any appraisal proceeding that, for purposes thereof, the "fair value" of the Shares is less than that paid in the Offer. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     Any Remaining Stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within sixty (60) days after the Effective Time, any former holder of Shares shall have the right to withdraw his or her demand for appraisal and to accept the Merger Consideration. After this period, such holder may withdraw his or her demand for appraisal only with the consent of the Company as the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the Merger Consideration. Inasmuch as the Company has no obligation to file such a petition, Purchaser has no present intention to cause or permit the Surviving Corporation to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

     Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN PERSONS

     The following table sets forth information with respect to ownership of Shares held by Purchaser, Health Partners, the members of the Operating Committee of Purchaser, the directors and executive officers of Purchaser, Fortress and the Company. The percentage ownership has been calculated on the basis of the Company's representation in the Merger Agreement that as of July 25, 2000, 9,926,549 Shares were issued and outstanding, 5,479,452 shares of Company Common Stock were issuable upon conversion of the Convertible Note, and 771,384 Shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options. Information regarding the share ownership of directors and officers of the Company who are not affiliated with Purchaser is taken from the Annex A to the Schedule 14D-9.

                                                               NUMBER OF SHARES     PERCENTAGE OF
            NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIALLY OWNED       CLASS*
            ------------------------------------              ------------------    -------------
Fortress Brookdale Acquisition LLC(1).......................       9,483,802            58.6%
  1301 Avenue of the Americas New York, NY 10019
Health Partners(2)..........................................       5,479,452            33.9%
  54 Thompson Street New York, NY 10012
Wesley R. Edens(3)..........................................       9,483,802            58.6%
Paul H. Warren(3)...........................................       9,483,802            58.6%
Robert I. Kauffman(3).......................................       9,483,802            58.6%
Randal A. Nardone(3)........................................       9,483,802            58.6%
William B. Doniger(3).......................................       9,483,802            58.6%
Gregory F. Hughes(3)........................................       9,483,802            58.6%
Mark H. Tabak(3)............................................       9,483,802            58.6%
Bruce L. Gewertz(4).........................................           4,950              **
Darryl W. Hartley-Leonard(5)................................           7,750              **
Robert J. Rudnik(6).........................................         167,284             1.7
Mark J. Schulte(7)..........................................         454,958             4.5%
Wayne D. Boberg(8)..........................................           8,250              **
Darryl W. Copeland, Jr.(9)..................................         209,500             2.1%
Stephan T. Beck(10).........................................          19,500              **
Mathew F. Whitlock(11)......................................          20,525              **
R. Stanley Young(12)........................................          12,750              **

---------------
 *  Assumes, for consistency, 16,177,430 Shares as set forth above.

 ** Less than 1%

(1) Represents Shares acquired in the Stock Purchase Transaction and shares of Company Common Stock issuable upon conversion of the Convertible Note.

(2) Represents shares of Company Common Stock issuable upon conversion of the Convertible Note.

(3) By virtue of their positions as members of Purchaser's Operating Committee or as executive officers of Purchaser, Messrs. Edens, Warren, Tabak, Kauffman, Nardone, Doniger and Hughes may be deemed to have indirect shared beneficial ownership of Shares beneficially owned by Purchaser. Each of these gentlemen disclaims such individual shared beneficial ownership.

(4) Includes 866 shares of Company Common Stock held directly by Dr. Gewertz and 4,084 shares issuable upon the exercise of stock options held by Dr. Gewertz that are exercisable as of or within 60 days of June 30, 2000.

(5) Includes 2,000 shares of Company Common Stock held directly by Mr. Hartley-Leonard and 5,750 shares issuable upon the exercise of stock options held by Mr. Hartley-Leonard that are exercisable as of or within 60 days of June 30, 2000.

(6) Includes 127,284 shares of Company Common Stock held directly by Mr. Rudnik and 40,000 shares issuable upon the exercise of stock options held by Mr. Rudnik that are exercisable as of or within 60 days of June 30, 2000.

(7) Includes 311,707 shares of Company Common Stock held directly by Mr. Schulte and 143,251 shares issuable upon the exercise of stock options held by Mr. Schulte that are exercisable as of or within 60 days of June 30, 2000.

(8) Includes 2,500 shares of Company Common Stock held directly by Mr. Boberg and 5,750 shares issuable upon the exercise of stock options held by Mr. Boberg that are exercisable as of or within 60 days of June 30, 2000.

(9) Includes 12,000 shares of Company Common Stock held directly by Mr. Copeland and 197,500 shares issuable upon the exercise of stock options held by Mr. Copeland that are exercisable as of or within 60 days of June 30, 2000. On December 6, 1999, Mr. Copeland resigned from the Company. Mr. Copeland is included herein as a "named executive officer" pursuant to SEC Regulation S-K, Item 402(a)(3)(iii).

(10) Includes 19,500 shares of Company Common Stock issuable upon the exercise of stock options held by Mr. Beck that are exercisable as of or within 60 days of June 30, 2000.

(11) Includes 1,025 shares of Company Common Stock held directly by Mr. Whitlock and 19,500 shares issuable upon the exercise of stock options held by Mr. Whitlock that are exercisable as of or within 60 days of June 30, 2000.

(12) Includes 12,750 shares of Company Common Stock issuable upon the exercise of stock options held by Mr. Young that are exercisable as of or within 60 days of June 30, 2000.

TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

     To Purchaser's knowledge, no transactions in the Shares, other than ordinary course purchases under the Company's 401(k) savings plan, have been effected during the past 60 days by the Company or its executive officers, directors, affiliates or subsidiaries, by Fortress or its executive officers, directors, affiliates or subsidiaries, or by Purchaser or its executive officers, directors, affiliates or subsidiaries.

     Since the commencement of the Company's second full fiscal year preceding the date of this Offer to Purchase, no purchases of Shares were made by the Company (except as disclosed in periodic reports filed by the Company with the SEC), Purchaser or Fortress other than as set forth in this Offer to Purchase.

     Except as set forth in this Offer to Purchase, neither the Company nor, to Purchaser's knowledge, any of its affiliates, directors or executive officers or any person controlling the Company, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer with respect to any securities of the Company (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Except as described in this Offer to Purchase, to the knowledge of Purchaser, since the second full fiscal year preceding the date of this Offer to Purchase, no contracts or negotiations concerning a merger, consolidation, or acquisition, a tender offer for or other acquisition of any securities of the Company, an election of directors to the Company Board, or a sale or other transfer of a material amount of assets of the Company, has been entered into or has occurred between any affiliates of the Company or between the Company or any of its affiliates and any unaffiliated person. Except as described in this Offer to Purchase, since the initial public offering in May 1997 the Company has not made any underwritten public offering of the Shares that was (i) registered under the Securities Act of 1933 or (ii) exempt from registration under the Securities Act of 1933 pursuant to Regulation A thereunder, except for (1) the issuance and sale of 2,300,000 shares of Company Common Stock in December 1997 (including the related 300,000 share over-allotment option that was exercised in January 1998) and (2) the issuance and sale of 2,000,000 shares of Company Common Stock in November 1998.

     Except as described in this Offer to Purchase, Purchaser has been advised by the Company that the directors and executive officers of the Company intend to tender all Shares held by them pursuant to the Offer.

RELATED PARTY TRANSACTIONS

     Other than as disclosed in this Offer to Purchase, the Company has not engaged in any related-party transactions and arrangements with Purchaser or its affiliates.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

     Indemnification. Under the Merger Agreement, the directors and officers of the Company are entitled to certain rights of indemnification and are entitled to be covered by directors' and officers' liability insurance to be maintained by the Surviving Corporation or Purchaser with respect to certain matters from and after the completion of the Merger. See "SPECIAL FACTORS -- The Merger Agreement."

     Interlocking Directors and Officers. In considering the recommendation of the Company Board and the Independent Committee with respect to the Offer and the Merger, stockholders should be aware that certain officers and directors of Purchaser and its representatives and the Company have interests in the Offer and the Merger which are described below and which may present them with certain potential conflicts of interest. Currently, of the nine directors of the Company, four are members of Purchaser's Operating Committee, and three of whom are also executive officers of Purchaser.

     Option Plans; Future Incentive Plans, Employment Agreements and Severance Plans. The Merger Agreement contemplates that options issued to various officers, directors and key employees of the Company will be accelerated in accordance with the terms of such plans, that at the effective time of the Merger, cash payments equal to the spread between the option exercise price and the Offer Price will be made to the holders of such options whether or not such options previously were vested, and that options which are exercisable at prices in excess of the Offer Price will be cancelled. As described in the Merger Agreement, Purchaser is required to honor all existing employment and severance agreements. Purchaser contemplates negotiating and entering into mutually satisfactory employment and/or severance arrangements with key employees of the Company including the Company's chief executive officer, Mr. Mark Schulte. Purchaser intends to retain, incentivize and compensate such individuals going forward and may allow certain Shares beneficially owned by key management members, including Mr. Schulte, to be converted into equity interests of the Surviving Corporation. However, the terms of such arrangements have not yet been determined.

     The Independent Committee and the Company Board were aware of these actual and potential conflicts of interest and considered them along with the other matters described under "SPECIAL FACTORS -- Recommendation of the Independent Committee and the Company Board; Fairness of the Offer and the Merger; and Opinion of the Independent Committee's Financial Advisor."

                                THE TENDER OFFER

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment, and will pay for, any and all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not properly withdrawn as permitted by "THE TENDER OFFER -- Section 4. Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, September 5, 2000, unless and until Purchaser (but subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     Subject to the provisions of the Merger Agreement, Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer prior to the Expiration Date. If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, Purchaser may elect to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive all of the unsatisfied conditions and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn or (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended.

     The Merger Agreement provides that, without the consent of the Company, Purchaser will not (i) decrease the Offer Price, (ii) decrease the number of Shares sought or (iii) make any other change in the terms or conditions of the Offer which is materially adverse to the holders of Shares. Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for, any Shares upon the occurrence of any of the conditions specified in "THE TENDER OFFER -- Section 13. Certain Conditions to the Offer" without extending the period of time during which the Offer is open.

     Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer beyond the initial Expiration Date in the following events: (i) from time to time if, at the initial Expiration Date (or any subsequent Expiration Date), any of the conditions of the Offer shall not have been satisfied or waived until sixty (60) days from the execution of the Merger Agreement; (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law; (iii) if all the conditions of the Offer are satisfied or waived, but the number of Shares validly tendered and not withdrawn is less than ninety percent of the then outstanding number of Shares, for an aggregate period not to exceed ten business days (for all such extensions); or
(iv) pursuant to an amendment to the Offer providing for a "subsequent offering period" not to exceed twenty business days to the extent permitted under Rule 14d-11 under the Exchange Act.

     Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may, subject to certain conditions, provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three (3) business days to twenty (20) business days in length, beginning after Purchaser purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price.

     The Merger Agreement requires Purchaser to accept for payment and pay for any and all Shares validly tendered and not properly withdrawn pursuant to the Offer if all conditions to the Offer are satisfied or waived on the Expiration Date.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled

Expiration Date. Subject to applicable law (including Rules 13e-3(e), l4d-4(c), 14d-6(d) and 14e-l under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Purchaser is delayed in its payment for the Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in "THE TENDER OFFER -- Section 4. Withdrawal Rights." However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14d-1(c) under the Exchange Act, which requires that the bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders or securities promptly after the termination or withdrawal of the Offer.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 13e-3(e), 14d-4(c), l4d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five (5) business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten
(10) business days may be required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. ACCEPTANCE FOR PAYMENT OF AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn, as soon as legally permissible after the Expiration Date.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such

Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in "THE TENDER OFFER -- Section 3. Procedures for Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary, as agent for the tendering stockholders, of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

     If Purchaser has accepted for payment and paid for all Shares tendered prior to the Expiration Date but Purchaser has not reached 90% ownership of the Common Stock on a fully diluted basis, Purchaser intends to extend the Offer for an aggregate period not to exceed ten business days, which period shall constitute a Subsequent Offering Period. See "THE TENDER OFFER -- Section 1. Terms of the Offer; Expiration Date." During the Subsequent Offering Period, Purchaser will accept for payment and promptly pay for all Shares validly tendered. The procedures for tendering Shares and guaranteed delivery set forth in "THE TENDER OFFER -- Section 3. Procedures for Tendering Shares" will apply during the Subsequent Offering Period.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in "THE TENDER OFFER -- Section 3. Procedures for Tendering Shares," such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

     If, on or prior to the Expiration Date, Purchaser shall increase the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered, accepted for payment or paid for prior to such increase in consideration.

     3. PROCEDURES FOR TENDERING SHARES. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted. The term "Agent's Message" means a message, transmitted by electronic means to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to or on the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Purchaser, proper evidence satisfactory to Purchaser of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any particular Shares or any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders, and Purchaser's interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. NONE OF PURCHASER, PARENT, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Backup Withholding. Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold 31% of the amount of payments made to certain stockholders of the Offer Price of Shares purchased pursuant to the Offer. To prevent backup withholding, each stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. If a stockholder does not provide its correct TIN or fails to provide the certification described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. If backup withholding results in an overpayment of tax, a refund may be obtained from the Internal Revenue Service. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders should generally complete and sign a Form W-8 Certificate of Foreign Status (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

     4. WITHDRAWAL RIGHTS. Tenders of the Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 29, 2000. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "THE TENDER OFFER -- Section 3. Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares or must otherwise comply with DTC's procedures.

     Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following the procedures described in "THE TENDER OFFER -- Section 3. Procedures for Tendering Shares" at any time prior to the Expiration Date or during a Subsequent Offering Period.

     No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES. The following is a summary of certain United States federal income tax consequences of the Offer. This discussion is for general information only and does not address all aspects of United States federal income taxation that may be relevant to stockholder who tender Shares pursuant to the Offer. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. The discussion applies only to stockholders in whose hands the Shares are capital assets -- generally property held for investment -- and may not apply to stockholders who received their Shares pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions or broker-dealers) who may be subject to special rules under the United States federal income tax laws. This discussion does not discuss the United States federal income tax consequences to a stockholder who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign income or other tax laws.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER TENDERING SHARES PURSUANT TO THE OFFER SHOULD CONSULT HIS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX EFFECTS OF THE OFFER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX LAWS, CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION.

     The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. In general, a stockholder will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer. Gain or loss must be determined separately for each block of Shares (i.e. Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. Such gain or loss will be long-term capital gain or loss if the holding period for the Shares exceeds one year at the time of the sale. Long-term capital gains derived by individuals are eligible for reduced rates of taxation (generally, 20% under current law), while short-term capital gains are taxed at the same rate as ordinary income (currently, a 39.6% maximum rate). The deductibility of capital losses is restricted and, in general, may only be used to reduce capital gains to the extent thereof. However, taxpayers who are individuals may generally deduct annually $3,000 of capital losses in excess of their capital gains.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are quoted and principally traded on the Nasdaq under the symbol "BLCI." The following table sets forth, for the quarters indicated, the high and low sales prices per Share on Nasdaq as reported by published financial sources and the quarterly dividends paid per Share:

                                                                                     DIVIDEND
                                                              HIGH        LOW          PAID
                                                              ----        ---        --------
1998:
  Third Quarter.............................................  $26         $16 3/4       $0
  Fourth Quarter............................................   21 19/32    13            0
1999:
  First Quarter.............................................   21 1/4      14 1/2        0
  Second Quarter............................................   17 1/2      13 1/4        0
  Third Quarter.............................................   15          12            0
  Fourth Quarter............................................   14 1/2      11            0
2000:
  First Quarter.............................................   14 5/8      10 7/8        0
  Second Quarter............................................   14 9/16     10 3/8        0
  Third Quarter (through July 31, 2000).....................   15 1/8      14 1/8        0

     On July 26, 2000, the last full trading day prior to the public announcement by the Company that it approved the Offer by Purchaser, the closing price per Share as reported on the Nasdaq was $15.00. On July 31, 2000, the last full trading day prior to announcement of the commencement of the Offer, the closing price per Share as reported on the Nasdaq was $15.00.

STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Purchaser assumes no responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser.

     General. The Company is a leading provider of senior independent and assisted living services to the elderly through their facilities located in urban and suburban major metropolitan areas.

     Financial Information. Financial information relating to the Company including the audited financial statements is contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Form 10-K"), which is incorporated herein by reference. Additional financial and other information is included in the Form 10-K and other documents filed by the Company with the SEC.

     The Shares are registered under the Exchange Act. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC Internet site (http://www.sec.gov.). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the SEC's customary fees. Certain reports and other information concerning the Company may also be inspected at the offices of the Nasdaq.

     8. CERTAIN INFORMATION CONCERNING FORTRESS, PURCHASER AND ACQUISITION SUB. Fortress. Fortress is a Delaware business trust, all the beneficial interests of which are owned by Fortress Investment Fund LLC, which was established to make real estate-related investments. Fortress Investment Fund LLC is a Delaware limited liability company that has over $700,000,000 in committed uninvested equity capital.

     Purchaser. Purchaser is a Delaware limited liability company formed for the purpose of acquiring shares of Company common stock. Purchaser is owned by Fortress and Health Partners and may in the future also be owned by certain of their affiliates. Purchaser currently owns 4,004,350 Shares acquired in the Stock Purchase Transaction at $15.00 per Share. Pursuant to a Contribution Agreement dated as of July 26, 2000, Health Partners agreed to contribute the Convertible Note in exchange for 40.7% of the membership interests in Purchaser and Fortress agreed to contribute up to $98,933,633 in cash which, together with its previous cash contributions used to acquire the shares in the Stock Purchase Transaction, entitles it to the remaining 59.3% of the membership interests in Purchaser. Following consummation of the Offer, Fortress contemplates selling a portion of its membership interests to affiliates who are currently investors in Fortress. In addition, Purchaser contemplates seeking additional equity capital from Fortress, Health Partners and other private investors to facilitate the growth of the Company.

     Purchaser is governed by a five member Operating Committee, three members of which have been appointed by Fortress, and two members of which have been appointed by Health Partners.

     Acquisition Sub. Acquisition Sub is a Delaware corporation and wholly owned subsidiary of Purchaser which was formed solely for the purpose of effecting the transactions contemplated by the Merger Agreement and has not engaged in any business except in furtherance thereof.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors, members of the Operating Committee and executive officers of Fortress, Purchaser and Acquisition Sub are set forth in Schedule I hereto.

     Purchaser beneficially owns 4,004,350 shares of the Company Common Stock, representing approximately 40.3% of the outstanding Shares as of July 26, 2000 and the Convertible Note convertible into 5,479,452 Shares.

     Except as described in this Offer to Purchase, (i) none of Fortress, Purchaser, nor, to the best knowledge of Fortress and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Fortress or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Fortress, Purchaser, nor, to the best knowledge of Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, neither Purchaser, nor, to the best knowledge of Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or call, guarantees of loans, guaranties against loss, guaranties of profits, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither Purchaser, nor, to the best knowledge of Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Fortress, Purchaser, Health Partners or any of their subsidiaries or, to the best knowledge of Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $91 million. Fortress Investment Fund LLC, which has over $700 million in committed uninvested equity capital, has agreed to contribute these funds to Purchaser. The Offer is not conditioned on any financing arrangements.

     10. DIVIDENDS AND DISTRIBUTIONS. Pursuant to the Merger Agreement, without the prior approval of Purchaser or as otherwise contemplated in the Merger Agreement, the Company has agreed not to (i) declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants of rights of any kind to acquire any, shares of its capital stock or of its subsidiaries, or (iii) redeem, purchase or otherwise acquire, directly or indirectly any of its Common Stock, or authorize or enter into an agreement to do any of the foregoing.

     11. CERTAIN EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES. Effect on the Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Nasdaq National Market Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers for continued inclusion on the Nasdaq National Market, which requires that an issuer meet certain thresholds, including minimum requirements related to the number of publicly held shares, size of the public "float," the number of round lot holders, the number of market makers and the bid price.

     If the Nasdaq were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be impaired or eliminated.

     IF THE NASDAQ LISTING AND THE EXCHANGE ACT REGISTRATION OF THE SHARES ARE NOT TERMINATED PRIOR TO THE MERGER, THEN THE LISTING OF THE SHARES ON THE NASDAQ AND THE REGISTRATION OF THE SHARES UNDER THE EXCHANGE ACT WILL BE TERMINATED FOLLOWING THE CONSUMMATION OF THE MERGER.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which status had the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve System and therefore could no longer be used as collateral for loans made by brokers.

     12. FEES AND EXPENSES. Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Prudential Securities Incorporated is acting as exclusive Dealer Manager in connection with the Offer and will receive reasonable and customary compensation for its service, and Purchaser has agreed to reimburse Prudential Securities for all reasonable out-of-pocket expenses incurred by it, including the reasonable fees and expenses of legal counsel, and to indemnify Prudential Securities against certain liabilities and expenses in connection with its engagement, including certain liabilities under the Federal securities laws.

     Purchaser has retained Corporate Investor Communications, Inc. as the Information Agent, and LaSalle Bank National Association as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

     As compensation for acting as Information Agent in connection with the Offer, Corporate Investor Communications, Inc. will receive reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the Federal securities laws.

Purchaser will pay the Depositary reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

     13. CERTAIN CONDITIONS TO THE OFFER. Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion in accordance with and, otherwise subject to, the terms of the Merger Agreement, Purchaser shall not be required to accept for payment, or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any tendered Shares, if, at any time on or after the date of the Merger Agreement, and before the time of acceptance of shares for payment pursuant to the Offer, any of the following events shall occur:

          (a) there shall be threatened or pending any suit, action or proceeding by any governmental entity (i) seeking to prohibit or impose any material limitations on Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of its or the Company's businesses or assets, or to compel Purchaser or its respective subsidiaries and affiliates to dispose of or hold separate any material portion of the businesses or assets of the Company or Purchaser and their respective subsidiaries or affiliates, in each case taken as a whole, (ii) challenging the acquisition by Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or seeking to obtain from the Company or Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (v) which otherwise is reasonably likely to have a material adverse affect on the consolidated financial condition, businesses or results of operations of the Company and its subsidiaries, taken as a whole;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities in the Nasdaq, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States or foreign governmental authority on the extension of credit by banks or other financial institutions, (v) a change in general financial bank or capital market conditions which materially or adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (d) there shall have occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change) in the consolidated financial condition, businesses, results of operations or prospects of the Company and its subsidiaries, taken as a whole;

          (e) the Company Board of Directors or any committee thereof (i) shall have withdrawn, modified or changed in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, (ii) shall have recommended the approval or acceptance of an Acquisition Proposal from, or similar business combination with, a person or entity other than Purchaser or any of its affiliates, or (iii) shall have executed any agreement relating to an Acquisition Proposal from, or similar business combination with, a person or entity other than Purchaser or its affiliates;

          (f) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of the Merger Agreement and as of the scheduled expiration of the Offer;

          (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (h) all consents necessary to the consummation of the Offer or the Merger including, without limitation, consents from parties to loans, contracts, leases or other agreements and consents from governmental agencies, whether federal, state or local shall not have been obtained, other than consents the failure to obtain which would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; or

          (i) the Merger Agreement shall have been terminated in accordance with its terms;

which in the sole judgment of Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

     The foregoing conditions are for the sole benefit of Purchaser and, subject to the Merger Agreement, may be asserted or may be waived by Purchaser, in whole or in part at any time prior to the expiration of the Offer and from time to time in the sole discretion of Purchaser. The failure by Purchaser at any time to exercise any such rights shall not be deemed a waiver of any right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Expiration of the Offer.

14.  CERTAIN LEGAL MATTERS.

     General. Except as described in this Section 14, based on a review of publicly available filings by the Company with the SEC and a review of certain information furnished by the Company to Purchaser and discussions of representatives of Purchaser with representatives of the Company, Purchaser and the Company are not aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, Purchaser and the Company presently contemplate that such approval or action will be sought, except as described below under "-- State Takeover Laws." While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the Company's business or that certain parts of the Company's business would not have to be disposed of in the event that such approval was not obtained or such other actions were not taken in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser may decline to accept for payment or pay for any Shares tendered.

     State Takeover Laws. Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as the Company, from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The Company does not believe that provisions of Section 203 of the DGCL are applicable to any of the transactions contemplated by the Merger Agreement, since the transaction whereby Purchaser became an Interested Stockholder was approved by the Board prior to the execution of the Stock Purchase Transaction.

     A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In EDGAR v. MITE CORP., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult.

     However, in 1987, in CTS CORP. v. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     Purchaser does not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of the DGCL, Purchaser has not attempted to comply with any state anti-takeover statute of regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer.

     Antitrust. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "DOJ") and certain waiting period requirements have been satisfied. In connection with Purchaser's acquisition of Shares from Prime, Fortress filed a Notification and Report Form with respect to the acquisition of up to 100% of the Company's Shares. Early termination of the waiting period was granted on May 15, 2000.

     15.  MISCELLANEOUS.

     The Offer is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance for payment of Shares tendered pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     Purchaser may assign its rights under this Offer to Purchase to a wholly owned subsidiary which agrees to assume its obligations hereunder, provided, however, that Purchaser shall continue to remain liable for all of its obligations hereunder.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO, together with all exhibits thereto, pursuant to Regulation M-A under the Exchange Act (the "Exchange Act Rules"), furnishing certain additional information with respect to the Offer. In addition, the Company has filed a Solicitation/Recommendation Statement on Schedule 14D-9, together with all exhibits thereto, pursuant to Rule 14d-9 of the Exchange Act Rules setting forth its recommendation with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner set forth in "THE TENDER OFFER -- Certain Information Concerning the Company" (except that they will not be available at the regional offices of the SEC).

                                          Fortress Brookdale Acquisition LLC

August 1, 2000

                                                                      SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                             OFFICERS OF PURCHASER

1. MEMBERS OF THE OPERATING COMMITTEE, DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER, FORTRESS INVESTMENT GROUP LLC AND ACQUISITION SUB.

     Set forth in the table below are the name and the present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each member of the Operating Committee, director and executive officer of Purchaser, Fortress Investment Group LLC and Acquisition Sub. Each person identified below is a United States citizen. The principal business address of Purchaser, Fortress Investment Group LLC and Acquisition Sub and, unless otherwise indicated, the business address of each person identified below is 1301 Avenue of the Americas, 42nd floor, New York, New York 10019.

                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
         NAME AND ADDRESS                    POSITIONS HELD DURING THE PAST FIVE YEARS
         ----------------           ------------------------------------------------------------
WESLEY R. EDENS...................  Chairman of Purchaser and a member of its Operating
                                    Committee and Chief Executive Officer and a director of
                                    Acquisition Sub since July 2000. Mr. Edens has been a
                                    director of the Company since May 2000. Mr. Edens is also
                                    CEO of Fortress since December 1, 1999; Chief Executive
                                    Officer and Chairman of Fortress Investment Group LLC (the
                                    "Manager") since April 1998 and Fortress Investment Corp.
                                    ("Fortress Investment") since June 1998; Chairman of the
                                    Board of Directors of Fortress since June 1998. He
                                    co-founded the Manager in April 1998 with Messrs. Kauffman,
                                    Nardone and Nygaard, having previously been head of the
                                    Global Principle Finance Group ("GPF") of UBS Securities,
                                    LLC ("UBS"), as well as a Managing Director of UBS. Prior to joining GPF in 1997, he was a partner and Managing Director of BlackRock Financial Management, Inc. ("BFM") and the
                                    Chief Operating Officer of BlackRock Asset Investors
                                    ("BAI").
PAUL H. WARREN....................  President of Purchaser and a member of its Operating
54 Thompson Street                  Committee and President of Acquisition Sub since July 2000.
New York, NY 10012                  Mr. Warren has been a director of the Company since May
                                    1999. Mr. Warren co-founded Capital Z Partners in 1998. From
                                    1994 to 1998, he was a partner in Insurance Partners, L.P.
                                    He serves as a director of Healthextras, LLC, Corporate
                                    Health Dimensions, Provincia Salud, Provincia A.R.T.,
                                    Digital Insurance and United Payors & United Providers, Inc.
RANDAL A. NARDONE.................  Secretary of Purchaser and a member of its Operating
                                    Committee and Secretary and a director of Acquisition Sub
                                    since July 2000. Mr. Nardone has also been the COO and
                                    Secretary of Fortress since December 1999; Chief Operating
                                    Officer and Secretary of the Manager since April 1998 and
                                    Fortress Investment since June 1998. He was previously the head of the structured finance and contract finance
                                    departments of GPF as well as a Managing Director of UBS.
                                    Prior to joining UBS in 1997, he was a principal of BFM and
                                    Managing Director of BAI. Prior to joining BlackRock, he was a partner and a member of the executive committee at the law firm of Thacher Proffitt & Wood.

                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
         NAME AND ADDRESS                    POSITIONS HELD DURING THE PAST FIVE YEARS
         ----------------           ------------------------------------------------------------
WILLIAM B. DONIGER................  Vice President of Purchaser and a member of its Operating
                                    Committee and Vice President and a director of Acquisition
                                    Sub since July 2000. Mr. Doniger has been a director of the
                                    Company since May 2000. Mr. Doniger has also been a Managing
                                    Director of the Manager since May 1998. He worked for
                                    BlackRock Capital Finance LP ("BCF") from January 1996
                                    through December 1997, and prior to that was employed as a lawyer in the structured finance group at the law firm of
                                    Thacher Proffitt & Wood.
MARK H. TABAK.....................  Member of the Operating Committee since July 2000. Mr. Tabak
54 Thompson Street                  has been a director of the Company since May 1999. Managing
New York, N.Y. 10012                Partner of Healthcare Capital Partners and President and
                                    Chief Executive Officer of International Managed Care
                                    Advisors, Inc. From 1993 to 1996, he was the President of
                                    AIG Managed Care Inc. Prior to joining AIG, he served as
                                    President and Chief Executive Officer of Group Health Plan
                                    and he was President of Health America Development
                                    Corporation. He is also a member of the Board of Directors of Ceres Group, Inc., ESC Medical Systems, Ltd. and United
                                    Payors & United Providers, Inc.
GREGORY F. HUGHES.................  Chief Financial Officer of Purchaser and Vice President of
                                    Acquisition Sub since July 2000. Chief Financial Officer of the Manager since August 1999. Served as Chief Financial
                                    Officer for Wellsford Real Properties, Inc., a real estate merchant banking firm which acquires, finances, develops and operates real properties and organized and invests in
                                    private and public real estate companies, from 1997 to 1999;
                                    prior to assuming that position, Mr. Hughes was the Chief
                                    Financial Officer for Wellsford Residential Property Trust,
                                    a real estate investment trust.
ERIK P. NYGAARD...................  Chief Information Officer and Treasurer of the Manager since
                                    February 1998; Head of financial engineering department of
                                    GPF as well as managing director of UBS from May 1997 to May
                                    1998; Principal and Managing Director of BCF and BAI from
                                    1994.

     Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:
                       LASALLE BANK NATIONAL ASSOCIATION

        BY MAIL AND OVERNIGHT COURIER:                       BY HAND DELIVERY:
      LaSalle Bank National Association                        IBJ Whitehall
           135 South LaSalle Street                        Bank and Trust Company
          Corporate Trust Operations                     Attn: Customer Operations
                  Room 1811                                 Receive and Delivery
              Chicago, IL 60603                               One State Street
       Administrator: Joseph Pellicore                       New York, NY 10004

                               TELEPHONE NUMBER:
                                 (800) 246-5761

                           BY FACSIMILE TRANSMISSION:
                                 (312) 904-2236

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at the addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be obtained from the Information Agent and will be furnished promptly at Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                    CORPORATE INVESTOR COMMUNICATIONS, INC.
                               111 Commerce Road
                            Carlstadt, NJ 07072-2586
                         Call Toll Free (800) 548-1027
                  Banks and Brokers please call (800) 346-7885

                      The Dealer Manager for the Offer is:
                       PRUDENTIAL SECURITIES INCORPORATED
                         One New York Plaza, 18th Floor
                               New York, NY 10292
                            Toll Free (888) 713-4198